SCHEDULE 14C INFORMATION
(Rule 14c-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐ Preliminary Information Statement
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SKRM Interactive, Inc.
(Name of Registrant as Specified in Its Charter)

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INFORMATION STATEMENT
TO STOCKHOLDERS
OF

SKRM Interactive, Inc.
14553 South 790 West
Bluffdale, Utah 84065

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is delivered to notify stockholders of SKRM Interactive, Inc., a Delaware corporation (the "Company"), that on March 10, 2008, holders of more than a majority of the outstanding shares of common stock, $0.001 par value (the "Common Stock"), of the Company (the "Majority Stockholders"), acting by written consent in lieu of a meeting, approved an amendment (the “Amendment”) to the Certificate of Incorporation of the Company, pursuant to which the Company's name will change to "Sector 10, Inc." (the "Name Change"). A copy of the Amendment is attached hereto as Appendix A.

This is not a notice of a meeting of the stockholders of the Company and no stockholders meeting will be held to consider the matters described herein. This Information Statement is being distributed to our stockholders under Section 228(e) of the Delaware General Corporation Law and Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No further notice of the filing of the Amendment or the effectiveness of the actions described herein will be given to stockholders of the Company.

This Information Statement is first being mailed to the Company's stockholders on or about March 15, 2008. Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission under the Exchange Act, the Amendment and the Name Change will not become effective until at least 20 days following the date this Information Statement is sent to our stockholders. References in this Information Statement to “Company,” “we,” “us,” or “our” are references to SKRM Interactive, Inc.

By Order of the Board of Directors

/s/ Pericles DeAvila
Pericles DeAvila
Chief Executive Officer and President

GENERAL INFORMATION

This Information Statement is being first mailed on or about March 15, 2008 to stockholders of the Company (the “Stockholders”) to provide material information regarding a corporate action that has been approved by a written consent of holders of more than a majority of the outstanding voting stock of the Company dated effective March 10, 2008 (the “Written Consent”).

Only one Information Statement is being delivered to two or more Stockholders who share an address unless we have received contrary instruction from one or more of such Stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a Stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by either (i) writing to the corporate secretary at the Company’s executive offices at the address specified above or (ii) telephone at (866) 922-9533.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

The Company will bear the entire cost of preparing and delivering this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

The board of directors of the Company (the “Board of Directors”) has determined that our Stockholders ARE NOT REQUIRED to return their stock certificates for re-issuance by the Company’s transfer agent in the new name of the Company.

PURPOSE OF THE AMENDMENT

On September 12, 2007, the Company, Jeffrey Martin, Sector 10 Services-USA, Inc. (“Sector 10 Services”), Sector 10 Holdings, Inc. (“Sector 10 Holdings”) and the Pericles DeAvila Institute for Humanitarian Studies (the “DeAvila Institute”) entered into a Stock Exchange Agreement (the “Exchange Agreement”) setting forth the terms and conditions upon which the Company and the other parties thereto proposed to consummate a stock exchange transaction, pursuant to which Sector 10 Holdings and the DeAvila Institute would transfer to the Company approximately 75% of the issued and outstanding shares of common stock of Sector 10 Services in exchange for (i) the Company’s issuance and delivery to Sector 10 Holdings and the DeAvila Institute of 47,058,824 and 2,941,176 newly-issued shares of the Company’s Common Stock, respectively, and (ii) Mr. Martin’s transfer and delivery to Sector 10 Holdings and the DeAvila Institute of 14,117,674 and 882,353 outstanding shares of Common Stock, respectively (collectively, the “Sector 10 Transaction”). A summary of the terms of the Exchange Agreement and related details were originally disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2007.

Sector 10 Services is engaged in the business of providing pre-deployed emergency life response equipment in major metropolitan areas. Following the completion of the Sector 10 Transaction, the business of Sector 10 Services became the principal business of the Company, which the Company has conducted through Sector 10 Services. The Board of Directors has determined that it is in the best interests of the Company and the Stockholders to rename the Company so as to (i) avoid confusion regarding the new and former businesses of the Company and (ii) more accurately reflect our intention to concentrate our efforts in the emergency response business market. Accordingly, the Amendment will change the name of the Company to “Sector 10, Inc.”

APPROVAL OF THE AMENDMENT

On March 10, 2008, the Board of Directors unanimously adopted resolutions approving the Amendment and recommended that the Stockholders approve the Amendment as set forth in Appendix A. The Board of Directors elected to seek Stockholder approval of the Amendment by the written consent of the holders of a majority of our outstanding shares in order to reduce the costs and delay associated with holding a special meeting of the Stockholders.

Under the Delaware General Corporation Law and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Amendment requires the affirmative vote or written consent of holders of a majority of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the Stockholders.

On March 10, 2008 (the "Record Date"), the Company had 77,320,292 shares of Common Stock and no shares of preferred stock issued and outstanding. On the Record Date, Sector 10 Holdings, being the record holder of 61,176,498 shares of Common Stock, and the DeAvila Institute, being the record holder of 3,823,529 shares of Common Stock, approved the Amendment by executing the Written Consent. The shares of Common Stock collectively owned by Sector 10 Holdings and the DeAvila Institute constituted a majority of the issued and outstanding shares of Common Stock as of the Record Date.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Amendment. The Company is not seeking written consent from any other Stockholders, and Stockholders other than Sector 10 Holdings and the DeAvila Institute will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising Stockholders of the action taken by the Written Consent and giving Stockholders notice of such actions taken as required by the Exchange Act and Section 228(e) of the Delaware General Corporation Law.

The Company will, when permissible following the expiration of the 20-day period mandated by Rule 14c-2 promulgated under the Exchange Act, file the Amendment with Delaware Secretary of State’s Office. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to Stockholders.

DISSENTERS' RIGHTS OF APPRAISAL

Under Delaware law, holders of the Common Stock are not entitled to dissenters’ rights of appraisal with respect to the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of the Record Date by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of the executive officers of the Company, and (4) all directors and executive officers of the Company as a group. To our knowledge and except as otherwise indicated, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o SKRM Interactive, Inc., 14553 South 790 West, Bluffdale, Utah 84065.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)(1)

Pericles DeAvila, Chairman of the Board, President and Chief Executive Officer 14553 South 790 WestBluffdale, Utah 84065	65,000,027	84.07%

Sector 10 Holdings, Inc. 14553 South 790 WestBluffdale, Utah 84065	61,176,498	79.12%

Alan Rouleau, Director 14553 South 790 WestBluffdale, Utah 84065	0	0%

All directors and executive officers as a group (3 persons)	65,000,027	84.07%

__________
*    Less than one percent.

(1) Calculated based on 77,320,292 shares of Common Stock outstanding on the Record Date with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(2) Consists of 61,176,498 shares of Common Stock owned by Sector 10 Holdings, Inc., which may be deemed to be beneficially owned by Mr. DeAvila due to his positions as Chairman of the Board, President and Chief Executive Officer of Sector 10 Holdings, Inc. and 3,823,529 shares of Common Stock owned by the Pericles DeAvila Institute for Humanitarian Studies, which may be deemed to be beneficially owned by Mr. DeAvila due to his position as a trustee of the Pericles DeAvila Institute for Humanitarian Studies.

CHANGE IN CONTROL OF THE COMPANY

As discussed above under the heading “Purpose of the Amendment,” on September 12, 2007, the Company entered into the Sector 10 Transaction, which resulted in a change in control of the issued and outstanding Common Stock of the Company. Prior to the consummation of the Sector 10 Transaction, Jeffrey Martin was the record holder of approximately 78% of the issued and outstanding shares of Common Stock and effectively controlled the Company. Upon the consummation of the Sector 10 Transaction, Sector 10 Holdings became the record holder of approximately 79% of the issued and outstanding shares of Common Stock and, thus, acquired majority control of the Company.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NW Washington, D.C, 20459. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NW Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT: PERICLES DEAVILA, OUR CHIEF EXECUTIVE OFFICER, AT 14553 SOUTH 790 WEST, BLUFFDALE, UTAH 84065, (866) 922-9533. .

Appendix A

CERTIFICATE of AMENDMENT ofCERTIFICATE of INCORPORATION of

SKRM Interactive, Inc.

Pursuant to § 242 of the General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST: That at a meeting of the Board of Directors of SKRM Interactive, Inc. (the "Corporation"), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of saidcorporation, declaring said amendment to be advisable:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

"FIRST: The name of the Corporation shall be SECTOR 10, INC."

SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Pericles DeAvila, this ____ day of March, 2008.

/s/ Pericles DeAvila Pericles DeAvila President and Chief Executive Officer